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                                                                 Exhibit (a)(15)

                            ALLIED GROUP ACQUISITION
                     ANSWERS TO NATIONWIDE AGENTS' QUESTIONS
                (Distributed to P/C Officers and Agency Managers)


WHAT DOES ALLIED'S PORTFOLIO LOOK LIKE?
Allied Property/Casualty business is 67% personal lines and 33% commercial lines for small business. Their premium volume for 1997 is estimated at $884 million. They have received an A+ rating from A.M. Best.

IN WHAT STATES IS THERE OVERLAP WITH ALLIED INDEPENDENT AGENTS AND OUR EXCLUSIVE AGENTS?
Most of Allied's business is generated in 21 central and western states. The only states where there is even minimal overlap are Illinois, Indiana, Ohio and Tennessee.

WHAT HAPPENS IN THE RARE INSTANCE WHERE NATIONWIDE EXCLUSIVE AGENTS AND ALLIED AGENTS ARE COMPETING IN THE SAME MARKET?
Our intent is to market in a way that allows our multiple distribution channels to complement each other. We do, however, have a going forward process for settling any distribution channel conflicts. We will attempt to minimize the exclusive agent and independent agent conflicts.

I SAW ON THE ALLIED GROUP WEBSITE THAT THEY ALSO HAVE EXCLUSIVE AGENTS. DO THEY? While the large majority of Allied's business is done through independent agents, they do have a small group of what they refer to as AIDCO agents. According to Allied, this is a process that gives agents everything they need to compete like a direct personal lines writer within the independent agency system. This is what they refer to in their web site as their exclusive agency group.

DOES THIS ACQUISITION PROVIDE ANY BENEFITS TO THE NATIONWIDE EXCLUSIVE AGENT? This acquisition is part of an aggressive growth strategy that will benefit exclusive agents in the long term. Expanding our independent agency channel will allow Nationwide to expand quickly in the central and western states where for the most part we have very minimal if any market share. New territories mean better geographic balance and more stabilized earnings. Larger market share means improved operating scale for greater expense efficiencies. This will help keep rates down, especially in smaller states. Allied is also a very efficiently run, profitable operation with valuable expertise in small commercial business.

GIVEN ALLIED'S BATTLES WITH CONSUMER ADVOCATES, SHOULDN'T NATIONWIDE BE WARY OF THIS TRANSACTION?
No. There have been some legal and regulatory issues over Allied's governance. However, Nationwide is not party to those issues and we do not feel they should subvert us from acquiring a company that is so strategically matched with our business and goals.